State or Other Jurisdiction of
Subsidiary                                  Corporation or Organization
----------                                  -------------------------------
Holt Cargo Systems Inc.                     Delaware

Holt Hauling & Warehousing System Inc.      Pennsylvania

Murphy Marine Services Inc.                 Delaware

Wilmington Stevedores Inc.                  Delaware

San Juan International Terminals Inc.       Delaware

SJIT Inc.                                   Delaware

NPR Holding Corp.                           Delaware

NPR Navieras Receivables Inc.               Delaware

NPR SA Inc.                                 Delaware

NPR Inc.                                    Delaware